Exhibit 99.1

ROBERTS REALTY INVESTORS, INC.

CONTACT: Charles R. Elliott Chief Financial Officer	FOR IMMEDIATE RELEASE January 13, 2009

Telephone: (770) 394-6000
Fax: (770) 551-5914

ROBERTS REALTY INVESTORS, INC.
INCREASES STOCK REPURCHASE PLAN
TO 600,000 SHARES

ATLANTA, GA – Roberts Realty Investors, Inc. (NYSE Alternext US: RPI) announces that its Board of Directors has amended its stock repurchase plan to authorize the company to repurchase up to 600,000 shares of its outstanding common stock. The company may repurchase shares from time to time by means of open market purchases and in solicited and unsolicited privately negotiated transactions, depending on availability, the company’s cash position and price.

On December 2, 2008, the company’s Board previously approved an amendment to the plan to permit the repurchase of up to 300,000 shares. Subsequently, on December 18, 2008, the Board declared a distribution of $9,058,000, or $1.56 per share. The distribution will be paid on January 29, 2009 in a combination of 20% in cash, or $0.31 per share, and 80% in Roberts Realty common stock, equal to $1.25 per share, to shareholders of record at the close of business on December 29, 2008. The company announced on December 23, 2008 that it will issue 0.647 shares of its common stock for each outstanding share, in the stock portion of the distribution declared on December 18. The company expects to have approximately 10.1 million outstanding shares of common stock on January 29, 2009.

Charles S. Roberts, President and Chief Executive Officer, stated that “The amendment to raise our stock repurchase plan to 600,000 shares reflects the Board’s continued belief that at current market prices, the company’s stock represents an excellent investment. The amendment also takes into account the increase in the number of outstanding shares that will result from the distribution.”

Roberts Realty Investors, Inc. is a self-administered, self-managed equity real estate investment trust based in Atlanta.

This press release contains forward-looking statements within the meaning of the federal securities laws. Although the company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, the company’s actual results could differ materially from those anticipated in the forward-looking statements. Certain factors that might cause such a difference include the following: the company may not repurchase shares of its common stock as it intends due to price, the availability of sufficient cash, and other factors; and the company’s stock may not prove to be an excellent investment due to factors that include the present economic climate. Further, the company’s estimate of the number of shares that will be outstanding on January 29 does not reflect the shares that the company will issue to holders of units in Roberts Properties Residential, L.P. if any of those holders elects to convert his or her units to shares after the date of this press release. Roberts Properties Residential, L.P. is the limited partnership through which Roberts Realty conducts its business. For more information about other risks and uncertainties the company faces, please see the sections entitled “Risk Factors” in the company’s most recent annual report on Form 10-K and quarterly report on Form 10-Q as filed with the SEC.